EMPLOYMENT AGREEMENT

This employment agreement (this “Agreement”) is made and entered into for reference purposes as of the 25th day of March, 2024, by and between Heather Floyd (the “Employee”) and Dycom Industries, Inc., a Florida Corporation (“Dycom” or the “Company”).

WHEREAS, the Company and the Employee desire to provide for the employment of the Employee, commencing and effective as of March 25, 2024; and

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.       Employment and Duties.

(a)       General. Subject to the terms and conditions hereof, the Employee shall serve as Vice President and Chief Accounting Officer of the Company, reporting to Chief Financial Officer of Dycom, and shall serve as an Officer of the Company. The Employee shall have such duties, responsibilities and reporting obligations as the Chief Financial Officer of the Company may from time to time establish. The Employee’s principal place of employment shall be the principal offices of the Company, currently located in Palm Beach Gardens, Florida.

(b)       Exclusive Services. For so long as the Employee is employed by the Company, the Employee shall devote her full business working time to her duties hereunder and shall use her best efforts to promote and serve the interests of the Company. Further, the Employee shall not, directly or indirectly, render material services to any other person or organization without the consent of the Chief Operating Officer of Dycom or the Board of Directors of the Company (the “Board”) or otherwise engage in activities that would interfere significantly with the performance of her duties hereunder. This provision does not prohibit the Employee from providing volunteer services to a non-profit charitable, social, or religious organization.

2.       Term. This Agreement and the Employee’s employment pursuant to this Agreement shall commence on the Effective Date and shall terminate upon the earlier to occur of (i) the termination of Employee’s employment pursuant to Section 4 hereunder or (ii) the third anniversary of the Effective Date (the “Initial Term”); provided, however, that unless notice of non-renewal has been given by either party in accordance with Section 21 herein at least sixty (60) days prior to the expiration of the Initial Term or any Renewal Term, the Term shall automatically renew annually beginning on the third anniversary of the Effective Date (each such renewal a “Renewal Term”). The Initial Term and any Renewal Terms hereunder shall collectively be referred to as the “Term”.

3.       Compensation and Other Benefits. Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to the Employee during the Term as compensation for services rendered hereunder:

(a)       Base Salary. The Company shall pay to the Employee an annual salary (the “Base Salary”) at the rate of $375,000, payable in substantially equal installments at such intervals as may be determined by the Board in accordance with its ordinary payroll practices as established from time to time. During the Initial Term, the Employee’s Base Salary may not be decreased without her written consent.

(b)       Bonus. The Employee shall be eligible to receive an annual incentive bonus as unilaterally determined by and within the sole discretion of the Board.

(c)       Cash Sign-On Bonus. The Company will pay the Employee a one-time cash sign-on bonus of $50,000. Payment will be made on the next regularly scheduled payroll date after the Effective Date, subject to all appropriate withholdings or other deductions required by applicable law or by the Company’s established policies applicable to employees of the Company.

(d)       Long-Term Incentive Plan. The Employee shall be entitled to participate in the Dycom 2012 Long Term Incentive Plan, or a successor plan which may be in effect from time to time. The Board reserves the right to determine eligibility, and set or modify the terms of such a plan at any time, within its sole discretion.

(e)       Benefit Plans. The Employee shall be eligible to participate in all employee benefit plans, programs and policies of the Company (including, without limitation, paid time off) as are generally available to employees of the Company, in accordance with the terms and conditions of such plans, programs and policies, as may be amended from time to time.

(f)       Expenses. The Company shall reimburse the Employee for reasonable travel and other business-related expenses which she incurred in the fulfillment of her duties hereunder upon presentation of written documentation thereof, in accordance with the business expense reimbursement policies and procedures of the Company as in effect from time to time.

4.       Termination of Employment. Subject to this Section 4, the Company shall have the right to terminate the Employee’s employment at any time, with or without Cause (as defined below), and the Employee shall have the right to resign her employment at any time, provided that the Employee shall: (i) provide the Company with sixty (60) calendar days’ written notice prior to the resignation date; (ii) not make any public announcements concerning her resignation prior to the resignation date without the written consent of the Company; and (iii) continue to perform faithfully the duties assigned to her under the Agreement (or such other duties as the Chief Financial Officer of the Company may assign to her) from the date of such notice until the date of her termination of employment.

(a)       Termination Due to Death or Disability. Unless otherwise terminated earlier pursuant to the terms of this Agreement, the Employee’s employment under this Agreement shall terminate upon either the Employee’s death or Disability (as defined below). In the event of the Employee’s death or Disability, the Company shall pay to the Employee (or her estate, as applicable) the Employee’s earned but unpaid Base Salary through and including the date of termination and any other amounts or benefits required to be paid or provided by law or under any plan, program, policy or practice of the Company (the “Other Accrued Compensation and Benefits”), within thirty (30) calendar days of the Employee’s termination by reason of death or Disability.

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For purposes of this Agreement, “Disability” means that the Employee, because of physical or mental disability or incapacity, is unable to perform the Employee’s duties for an aggregate of one hundred eighty (180) business days during any twelve (12)-month period. All questions arising under this Agreement as regards Employee’s disability or incapacity shall be determined by a reputable physician practicing in Florida selected by the Company in good faith at the time such question arises (the “Physician”); provided that (i) the Employee shall have the right to veto a physician proposed by the Company so long as the Employee submits a veto to the Company within three (3) business days of the Employee’s receipt of the Company’s a written notice setting forth the name and medical education and training information of the proposed physician, (ii) the Employee shall only be permitted to veto up to two (2) physicians proposed by the Company in connection with any single determination of Disability pursuant to this Section 4(a), and (iii) in the event the Employee fails to timely submit a veto to the Company, then the physician set forth in the notice of the Company shall be deemed the Physician for purposes of this Section 4(a). The determination of the Physician selected pursuant to the above provisions of this Section 4(a) as to such matters shall be conclusively binding upon the parties.

(b)       Termination for Cause; Resignation. If, prior to the expiration of the Term, the Company terminates the Employee’s employment for Cause, or the Employee resigns her employment for any reason, the Employee shall only be entitled to payment of her Other Accrued Compensation and Benefits, payable in accordance with Company policies and practices and in no event later than thirty (30) calendar days after the Employee’s termination of employment. The Employee shall have no further right to receive any other compensation or benefits after such termination for Cause or resignation of employment.

(c)       Termination for “Cause”: The Company shall have the right to terminate the Employee for “Cause” if it determines, in its sole discretion, that the Employee has:

(i)       been convicted of (whether through a conviction or a plea) or engaged in any felony, whether or not involving the Company Group (as defined in Section 5(a) below);

(ii)       engaged in willful misconduct;

(iii)       materially breached a duty of loyalty owed to the Company or, as a result of her gross negligence, breached a duty of care owed to the Company; or

(iv)       materially breached this Agreement or failed or refused to perform any of her material duties as required by this Agreement in any respect, other than as already provided in Section 4(c)(i)-(iii), after written notice by the Company of such breach, failure or refusal, and the Employee has failed to cure the same within thirty (30) calendar days of receipt of such notice.

(d)       Termination Without Cause. If, prior to the expiration of the Term, the Company terminates the Employee’s employment without Cause, the Employee shall receive the Other Accrued Compensation and Benefits and, subject to Section 4(e), shall be entitled to receive the Severance Benefits. For purposes of this Agreement, “Severance Benefits” means:

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(i)       Twelve (12) months of Base Salary (at the rate in effect on the date the Employee’s employment is terminated), payable in substantially equal monthly installments over a period of twelve (12) months following the Employee’s termination of employment (such period being referred to hereunder as the “Severance Period”); and

(ii)       Provided that Employee has elected COBRA termination coverage, the Company shall reimburse the Employee, on a monthly basis, in arrears, for the premium cost of such COBRA continuation coverage under the Company’s group medical insurance plan during the Severance Period (only to the extent of the employer portion of the premium cost for similarly situated active employees in the Company’s group medical insurance plan) until the earlier of (x) the date the Employee becomes eligible for group medical insurance coverage as the result of the Employee accepting another position with a new employer or (y) the termination of the Severance Period, whichever shall occur first; provided, that the Employee agrees to notify the Company by registered mail, return receipt requested, within five (5) business days of becoming eligible for group medical insurance coverage as the result of her accepting another position with a new employer. The Employee shall be solely responsible for the remainder of the premium cost of COBRA continuation coverage.

(e)       Execution and Delivery of Release. The Company shall not be required to make the payments and provide the Severance Benefits provided for under Section 4(d), unless the Employee executes and delivers to the Company a separation agreement (including a general waiver and release of claims) in a form and with terms satisfactory to the Company, within forty-five (45) calendar days following the Employee’s receipt of such separation agreement, and the agreement has become effective and irrevocable in its entirety following the expiration of any revocation period provided for within the separation agreement. The Employee’s failure or refusal to sign the separation agreement (or her revocation of such separation agreement in accordance with the terms of the separation agreement) shall result in the Employee not being entitled to the payments and Severance Benefits under Section 4(d). The Company shall not be obligated to commence the payments of the Severance Benefits until the Employee has satisfied the conditions in this paragraph, but once the conditions are satisfied the Company shall commence payments within 10 business days, at which time all delayed payments will be paid or made up and monthly installment payments will be payable thereafter as if the delay had not occurred. The Company shall have the right to voluntarily elect, in its sole discretion, to provide some or all of the Severance Benefits before those conditions are satisfied, or in the absence of those conditions being satisfied, and if the Company does so those payments shall be credited against the Company’s payment obligations, if any, under Section 4(d).

(f)       Notice of Termination. Any termination of employment by the Company or the Employee during the Term shall be communicated by a written “Notice of Termination” to the other party hereto given in accordance with Section 21 of this Agreement, except that the Company may waive the requirement for such Notice of Termination by the Employee. In the event of the Employee’s resignation of employment for any reason, the Notice of Termination shall specify the date of termination, which date shall not be less than sixty (60) calendar days after the giving of such notice, unless the Company agrees to waive any notice period by the Employee.

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(g)       Resignation of Officerships. The termination of the Employee’s employment for any reason shall constitute the Employee’s resignation from any officer, employee, directorship or fiduciary position the Employee has with the Company Group. The Employee agrees that this Agreement shall serve as written notice of resignation in this circumstance. Further, without limiting the foregoing, the Employee will also execute any additional confirmation of resignation that the Company may deem to be necessary or appropriate.

5.       Confidentiality.

(a)       Confidential Information. The Employee agrees that during her employment with the Company and thereafter, she will not at any time, except with the prior written consent of Dycom or as required by law, directly or indirectly, reveal to any person, entity or other organization (other than any member of the Company Group or its respective employees, officers, directors, shareholders or agents) or use for the Employee’s own benefit any information deemed to be confidential (“Confidential Information”) by Dycom or any of its subsidiaries or affiliates (collectively, the “Company Group”) relating to the assets, liabilities, employees, goodwill, business or affairs of any member of the Company Group, including, without limitation, (i) any information concerning customers, business plans, budget forecasts, business arrangements, marketing data, or commercial, financial and technical information, (ii) trade secrets, know-how, technology, inventions, discoveries, procedures, data and metadata, (iii) software, including source code, system and user documentation, and databases, (iv) Work Product (as defined below), (v) other confidential information known to the Employee by reason of the Employee’s employment by, shareholdings in or other association with any member of the Company Group, or (vi) any other information that the Company Group would reasonably consider to be confidential, proprietary and/or competitively sensitive, together with all tangible embodiments and copies of any of the foregoing; provided that such Confidential Information does not include any information which (x) is available to the general public or is generally available within the relevant business or industry other than as a result of the Employee’s action or (y) is or becomes available to the Employee after her termination of employment on a non-confidential basis from a third-party source provided that such third-party source is not bound by a confidentiality agreement or any other obligation of confidentiality. Confidential Information may be in any medium or form, including, without limitation, physical documents, computer files or disks, videotapes, audiotapes, and oral communications. In the event that the Employee becomes legally compelled to disclose any Confidential Information, the Employee shall provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, the Employee shall furnish only that portion of such Confidential Information or take only such action as is legally required by binding order and shall exercise her reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded any such Confidential Information. The Company shall promptly pay (upon receipt of invoices and any other documentation as may be requested by the Company) all reasonable expenses and fees incurred by the Employee, including attorneys’ fees, in connection with the Employee’s compliance with the immediately preceding sentence.

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(b)       Exclusive Property. The Employee confirms that all Confidential Information is and shall remain the exclusive property of the Company. All business records, papers and documents kept or made by the Employee relating to the business of the Company shall be and remain the property of the Company. Upon the request and at the expense of the Company Group, the Employee shall promptly make all disclosures, execute all instruments and papers and perform all acts reasonably necessary to vest and confirm in the Company, fully and completely, all rights created or contemplated by this Section 5.

6.       Covenants of the Employee.

(a)       Noncompetition. The Employee agrees that during her Employment with the Company and for one year (12 calendar months) after her Employment ends (the “Restricted Period”), the Employee shall not, without the prior written consent of Dycom, directly or indirectly, and whether as principal or investor or as an employee, officer, director, manager, partner, consultant, agent or otherwise, alone or in association with any other person, firm, corporation or other business organization, carry on Business competitive with the Company or any member of the Company Group, in any commercial activity in which the Employee performed services for the Company Group or was given access to Confidential Information, in any geographic area in which the Company or any member of the Company Group has engaged in such commercial activity, or is reasonably expected to engage in such commercial activity during such Restricted Period (including, without limitation, any area in which any customer of the Company with respect to such commercial activity may be located); provided, however, that nothing herein shall limit the Employee’s right to own not more than 1% of any of the debt or equity securities of any business organization. The Employee acknowledges that she is a member of the executive and management personnel of the Company and has knowledge of Confidential Information which will inevitably be disclosed if the Employee violates the restrictions and provisions of this Agreement. “Employment,” for purposes of Section 6 (and all subsections contained within), includes any relationship whereby services are exchanged for compensation (or other consideration) or the chance to receive compensation (or other consideration), regardless of whether the individual performs services as an employee, consultant, operator, controller, independent contractor, advisor, agent or through some other kind of arrangement.

(b)        Non-Solicitation.

(i)        For purposes of Section 6 (and all subsections), “Solicit” and “Soliciting” means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action.

(ii)       As a separate and independent covenant, the Employee agrees that during her employment and for the Restricted Period, the Employee will not: (1) solicit any person who currently has Employment with the Company or any member of the Company Group to end or modify that Employment; (2) solicit any person who currently has Employment with the Company or any member of the Company Group to accept Employment with any enterprise, or to engage in business competitive with the Company or any member of the Company Group;

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(3) offer or provide Employment to any person who has Employment with the Company or any member of the Company Group with whom Employee had substantive work interaction while Employee was employed by the Company, or about whom Employee had access to Confidential Information; or (4) offer or provide Employment to any person who voluntarily resigned his or her Employment with the Company or any member of the Company Group within the past year with whom Employee had substantive work interaction while Employee was employed by the Company, or about whom Employee had access to Confidential Information.

(iii)       As a separate and independent covenant, the Employee agrees that during her employment and for the Restricted Period, the Employee will not: (1) solicit the business or accounts of the Company or any member of the Company Group; (2) divert or attempt to direct from the Company or any member of the Company Group any business; (3) solicit the Company’s or any member of the Company Group’s client’s, suppliers, or customers to end or modify their relationship with the Company or any member of the Company Group; or (4) permit the use of the Employee’s name for any such solicitation purposes by any competitor of the Company or any member of the Company Group.

(c)        Nondisparagment. The Employee will not make negative comments or otherwise disparage any member of the Company Group or its officers, directors, employees, owners, agents, services or products other than in the good faith performance of the Employee’s duties to the Company. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), or by good-faith competitive activities that are not otherwise in violation of this Section 6.

(d)        Corporate Opportunities. During the Term, the Employee shall submit to the Board all business, commercial and investment opportunities or offers presented to the Employee or of which the Employee becomes aware which relate to the Company’s business (the “Corporate Opportunities”). Unless approved by the Board, the Employee shall not, and shall cause any person, entity or organization controlled by the Employee not to, directly or indirectly, accept or pursue any Corporate Opportunities for the benefit of the Employee or any third party during the Term.

(e)        Assignment of Work Product. Employee understands and agrees that any and all Work Product that (i) incorporates or reflects any Confidential Information, (ii) is, to any extent, developed utilizing any software, supplies, equipment or facilities provided by the Company Group, (iii) relates to the Company Group’s business, research and/or development, or (iv) results from any work performed by the Employee for the Company Group, in each case of (i)-(iv), belongs exclusively to the Company Group and is, to the extent permitted by law, a “work-made-for-hire.” With respect to such Work Product:

(i)       The Employee will promptly disclose all such Work Product to the Company and/or its designee, and maintain proper records regarding such Work Product. To the extent not already owned by the Company, or to the extent not deemed a “work-made-for-hire,” will irrevocably assign to the Company all of her right, title and interest in and to all such Work Product, free and clear of all liens, claims and encumbrances, and agrees that such Work Product will be and shall remain the exclusive property of the Company.

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(ii)       Both during and after the Employee’s employment, the Employee agrees to do all acts and things (including the execution and delivery of Intellectual Property (as defined below) applications and instruments of assignment) at any time requested by the Company in order to effect the assignment of such Work Product to the Company or its designee, or to confirm, perfect, protect, or to otherwise exercise the Company’s or its designee’s ownership interest in such Work Product. The Employee further agrees that if the Company is unable, after reasonable effort, to secure the Employee’s signature on any documents required by the Company under this agreement, any duly authorized officer or employee of the Company will be entitled to execute any such documents as Employee’s agent and attorney-in-fact, and the Employee hereby irrevocably designates and appoints each such officer or employee of the Company as the Employee’s agent and attorney-in-fact to execute any such documents on the Employee’s behalf, and to take any and all actions as the Company may deem necessary or desirable, in order to protect its rights and interests in and to such Work Product.

(iii)       “Intellectual Property” means any and all proprietary rights, including (A) patents, (B) copyrights, moral rights, design rights and database rights, (C) trademarks, service marks, Internet domain names, trade names and trade dress, including any and all goodwill associated therewith, (D) confidential and proprietary information, including rights to inventions, trade secrets and know-how, and (E) applications, registrations, renewals and extensions for any of the foregoing.

(iv)       “Work Product” means any and all work product, inventions, developments, discoveries, improvements, works of authorship, data, metadata, techniques, processes, procedures, machines, articles of manufacture, compositions of matter, software, methods, Intellectual Property, ideas and concepts, including all tangible embodiments and copies thereof, that are developed, modified, made, created, enhanced, discovered, improved, authored, derived, invented, conceived, produced, reduced to practice or acquired by, for, or on behalf of the Employee, either alone or jointly with other persons during the Employee’s employment, whether before or after the date of this agreement.

(f)       Reservation of Invention Rights. The Employee acknowledges notification that this Agreement does not require the Employee to assign or offer to assign to the Company any of the Employee’s rights in any invention developed by the Employee entirely on the Employee’s own time without using the Company’s equipment, supplies, facilities, or trade secret information, except for those inventions that either (i) relate, at the time of conception or reduction to practice of the invention, to the Company’s business, or the Company’s actual or demonstrably anticipated research or development; or (iii) result from any work performed by Employee for the Company. To the extent the Employee developed inventions prior to the Employee’s employment with the Company, the Employee has listed any such inventions on the attached Exhibit A, and expressly reserves the Employee’s rights in those such inventions.

(g)       Prior Obligations. The Employee understands that the Company is mindful of the critical nature of the confidential information of other persons. Accordingly, the Employee agrees that the Employee will not disclose to the Company Group, nor induce the Company Group or its personnel to utilize, any confidential and/or proprietary information of any other party, unless and to the extent that the Employee has authority to do so.

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The Employee agrees to adhere to and comply with, in the course of the Employee’s employment to the extent enforceable under applicable law, any and all valid restrictions, covenants or confidentiality agreements that the Employee had previously agreed to with former employers or other third parties. The Employee acknowledges that (i) the Company has not, and will not, require, request or induce the Employee to violate the confidential interest of any such third party, and (ii) any unauthorized use of third-party confidential and/or proprietary information is outside the scope of the Employee’s employment and shall be grounds for immediate termination. The Employee further acknowledges that the Employee is not a party to any invention assignment, consulting, employment or other agreement that conflicts with or would impair the Employee’s performance under this Agreement.

(h)       Return of Materials. At the Company’s request and/or upon the termination of the Employee’s employment, the Employee will immediately return to the Company or its designee all copies of documents and other materials that include or otherwise relate to Confidential Information and/or Work Product that are in the Employee’s possession or under the Employee’s control, all of which the Employee hereby acknowledges to be the property of the Company.

7.       Protected Conduct.

(a)       Nothing contained in this Agreement (in particular Sections 5 and 6(c)) or any other agreement between the Employee and the Company, shall limit the Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local governmental agency or commission (each, a “Government Agency”). Neither this Agreement nor any other agreement between the Employee and the Company, shall limit the Employee’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information to a Government Agency that is Confidential Information or a trade secret, without advance approval from or notice to the Company; provided, however, that any disclosure must be limited to only the information reasonably necessary to make reports and respond to any Government Agency. In addition, nothing in this Agreement or any other agreement between the Employee and the Company shall be construed to prohibit the Employee from using Confidential Information to the extent necessary to exercise any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934, as amended) or to limit or eliminate the Employee’s right to receive an award from a Government Agency for information provided to a Government Agency, and the Company may not, and will not, retaliate against the Employee if the Employee chooses in good faith to notify, report to, or file a charge or complaint with, any Government Agency or otherwise participate in any investigation or proceeding.

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(b)       Pursuant to the 2016 Defend Trade Secrets Act, 18 U.S.C. § 1833(b), the Employee may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If the Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Employee may disclose the Company’s trade secrets to the Employee’s attorney and use the trade secret information in the court proceeding if the Employee files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

8.       Certain Remedies.

(a)       Injunctive Relief. Without intending to limit the remedies available to the Company or the Company Group, the Employee agrees that a breach of any of the covenants contained in Sections 4, 5 and 6 of this Agreement may result in material and irreparable injury to the Company Group for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, any member of the Company Group shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Employee from engaging in activities prohibited by the covenants contained in Sections 4, 5 and 6 of this Agreement or such other relief as may be required specifically to enforce any of the covenants contained in this Agreement.

(b)       Extension of Restricted Period. In addition to the remedies the Company Group may seek and obtain pursuant to this Section 8, the Restricted Period shall be extended by any and all periods during which the Employee shall be found by a court possessing personal jurisdiction over her to have been in violation of the covenants contained in Section 6 of this Agreement, plus any additional time that the Court deems just and proper.

(c)        Reform, Partial Enforcement, and/or Blue Penciling. If one or more provisions contained within Sections 5 and 6 are held unenforceable, then these provisions are to be reformed, partially enforced, and/or blue penciled so as to render them enforceable to the maximum extent allowed by applicable law (such as by reducing the provisions’ breadth, duration, and/or geographic scope).

9.       Tax Matters.

(a)       General. All distributions, payments and benefits under this Agreement shall be subject to all income and employment tax withholdings as required under applicable federal, state or local tax laws and regulations.

(b)       Section 409(A) of the Code. It is the intention of the Company that this Agreement comply with the requirements of Section 409A of the Code and any guidance issued thereunder, and the Agreement shall be interpreted, operated and administered accordingly. If the Employee is a “specified employee” or “key employee” within the meaning of Section 409A of the Code and the Company continues to be or is publicly traded at the time of the Employee’s separation from service with the Company within the meaning of Section 409A of the Code, payments under this Agreement will be delayed (or will not be made in the case of a lump sum payment) until the earlier of the date that is six months following the Employee’s separation from service or, the Employee’s date of death, at which time all delayed payments will be paid or made up and installment or annuity payments will be payable thereafter as if the six month delay had not occurred. Notwithstanding anything in this Agreement to the contrary, the Company does not guarantee the tax treatment of any payments or benefits under this Agreement, whether pursuant to the Code, federal, state or local tax laws or regulations.

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10.       Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. The Employee shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

11.       Cooperation. Upon the receipt of reasonable notice from the Company (including outside counsel), the Employee agrees that while employed by the Company and thereafter for a period of twenty four (24) months, the Employee will respond and provide to the Company (or as directed by the Company) information with regard to matters in which the Employee has knowledge as a result of the Employee’s employment with the Company, and will provide reasonable assistance to the Company and its representatives in defense of any claims that may be made against a member of the Company Group, and will assist the Company Group in the prosecution of any claims that may be made by a member of the Company Group, to the extent that such claims may relate to the period of the Employee’s employment with the Company (collectively, the “Claims”). The Employee agrees to promptly inform the Company if the Employee becomes aware of any lawsuits involving Claims that may be filed or threatened against a member of the Company Group. The Employee also agrees to promptly inform the Company (to the extent that the Employee is legally permitted to do so) if the Employee is asked to assist in any investigation of a member of the Company Group (or their actions) or another party attempts to obtain information or documents from the Employee (other than in connection with any litigation or other proceeding in which the Employee is a party-in-opposition) with respect to matters the Employee believes in good faith to relate to any investigation of a member of the Company Group, in each case, regardless of whether a lawsuit or other proceeding has then been filed against a member of the Company Group with respect to such investigation, and shall not provide such assistance, information or documents to third parties unless legally required. During the pendency of any litigation or other proceeding involving Claims, the Employee shall not communicate with anyone (other than the Employee’s attorneys and tax and/or financial advisors and except to the extent that the Employee determines in good faith is necessary in connection with the performance of the Employee’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving a member of the Company Group without giving prior written notice to the Company. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Employee for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Employee in complying with this Section 11.

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12.       Nonassignability; Binding Agreement.

(a)       By the Employee. This Agreement and any and all rights, duties, obligations or interests hereunder shall not be assignable or delegable by the Employee.

(b)       By the Company. This Agreement and all of the Company’s rights and obligations hereunder are freely assignable and delegable by the Company.

(c)       Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of the Company and the Employee’s heirs and the personal representatives of the Employee’s estate.

13.       Withholding. Any payments made or benefits provided to the Employee under this Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.

14.       Amendment; Waiver. This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

15.       Other Severance Benefits. In consideration for the payments to be made to the Employee under this Agreement, the Employee agrees to waive any and all rights to any payments or benefits under any other severance plan, program or arrangement of the Company.

16.       Governing Law. All matters affecting this Agreement, including the validity thereof, are to be subject to, and interpreted and construed in accordance with, the laws of the State of Florida applicable to contracts executed in and to be performed in that State; provided that this sentence shall not deprive the Employee of the protections or benefits of RCW Chapter 49.62. If any aspect of this Agreement is held invalid or unenforceable, the validity and enforceability of the remainder of this Agreement will not in any way be affected or impaired.

17.       Survival of Certain Provisions. The rights and obligations set forth in this Agreement that, by their terms, extend beyond the Term shall survive the Term. These provisions include, but are not limited to, Sections 5-13, 15-17, 21.

18.       Entire Agreement. This Agreement contains the entire agreement and understanding of the parties hereto with respect to the matters covered herein, and supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder.

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19.       Counterparts. This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

20.       Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

21.       Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company: Chief Operating Officer Dycom Industries, Inc. 11780 U.S. Highway 1, Suite 600 Palm Beach Gardens, FL 33408	With a copy to: Dycom Industries, Inc. 11780 U.S. Highway 1, Suite 600 Palm Beach Gardens, FL 33408 Attention: General Counsel Email: generalcounsel@dycominc.com Facsimile: 561-799-2207
To the Employee:

All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon delivery (ii) if sent by electronic mail, upon the email being sent, or (iii) if sent by express or overnight mail, upon delivery.

IN WITNESS WHEREOF, Dycom has caused this Agreement to be signed by its officer pursuant to the authority of its Board of Directors, and the Employee has executed this Agreement, as of the date set forth above.

DYCOM INDUSTRIES, INC. By: _____________________________ Name: H. Andrew DeFerrari Title: Senior Vice President and Chief Financial Officer
EMPLOYEE ________________________________ Heather Floyd

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